UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 01, 2025

Terns Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39926	98-1448275
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1065 East Hillsdale Blvd. Suite 100
Foster City, California		94404
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 525-5535

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TERN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on July 23, 2024, Terns Pharmaceuticals, Inc. (the “Company”), Terns, Inc., a wholly-owned subsidiary of the Company (the “Subsidiary”), and Mark Vignola, Ph.D., the Company’s Chief Financial Officer, entered into a letter agreement (the “Vignola Transition Agreement”) related to the anticipated transition, separation and resignation of Dr. Vignola and release of claims. On February 1, 2025, pursuant to, and subject to the terms of, the Vignola Transition Agreement, Mr. Vignola confirmed that his separation from employment was effective as of February 1, 2025 (the “Vignola Separation Date”) and resigned as of the Vignola Separation Date from all officer and director positions at the Company, the Subsidiary and any other subsidiary or affiliate. Mr. Vignola’s separation from employment was not the result of any disagreement with the Company’s operations, policies or practices.

On February 1, 2025, the Company and Dr. Vignola also entered into a consulting agreement (the “Consulting Agreement”), which provides for Dr. Vignola’s continued service as an independent contractor for the Company, effective as of the Vignola Separation Date through July 31, 2025, unless earlier terminated by the Company under specified circumstances or by Dr. Vignola. Dr. Vignola will be entitled to receive for the first two months of the term of the Consulting Agreement, a monthly fee of $30,000, and for the third and fourth months of the term of the Consulting Agreement, a monthly fee of $15,000. Dr. Vignola will be entitled to an hourly fee for services performed during the remaining term of the Consulting Agreement and for services performed during the first four months in excess of a specified number of hours. In addition, each Company equity award previously granted to Dr. Vignola will continue to vest during the term of the Consulting Agreement. The forgoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Consulting Agreement.

Effective as of the Vignola Separation Date, Amy Burroughs, the Company’s Chief Executive Officer, has assumed the role of principal financial officer and David Strauss, the Company’s Vice President of Finance and Controller, has assumed the role of principal accounting officer of the Company, in each case on an interim basis.

Amy Burroughs, age 54, has served as a member of the Company’s Board of Directors and as Chief Executive Officer since February 2024. Ms. Burroughs previously served as the Chief Executive Officer and President of Cleave Therapeutics, Inc., a privately held biotechnology company, from April 2019 to September 2023, where she has also been a director since April 2019. In October 2023, she became the Consulting CEO for Cleave Therapeutics. From December 2017 to March 2019, Ms. Burroughs served as an Entrepreneur in Residence at 5AM Ventures, a venture capital firm, and, in parallel, as senior advisor to one of its portfolio companies, Crinetics Pharmaceuticals, during its initial public offering. Ms. Burroughs has served on the board of directors of Tenaya Therapeutics, Inc., a publicly traded biotechnology company, since December 2022, and previously served on the board of directors of DiaMedica Therapeutics, Inc. Ms. Burroughs earned a BA in computer science and a minor in economics from Dartmouth College, and an MBA from Harvard Business School.

David Strauss, age 39, has served as the Company’s Vice President of Finance and Corporate Controller since January 2021. Previously, he served as the Corporate Controller of Bellicum Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, from January 2020 to January 2021, and, before that, held various Controller and Assistant Controller roles at other public companies. He began his career in 2011 at PricewaterhouseCoopers. Mr. Strauss holds a bachelor’s degree in business administration from San Jose State University.

In connection with his appointment, Mr. Strauss and the Company have entered into the Company’s standard form of indemnification agreement, a copy of which is included as Exhibit 10.12 to the Company’s Annual Report on Form 10-K filed with the SEC on March 14, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERNS PHARMACEUTICALS, INC.

Date:	February 6, 2025	By:	/s/ Amy Burroughs
Amy Burroughs Chief Executive Officer